FABRICATION AGREEMENT

This AGREEMENT (“Agreement”) is entered into this 12th day of September, 2008 by and between B.P. Corporation, an Oklahoma corporation (“B.P. Corp.”), and SA Recovery Corp., an Oklahoma Corporation (“Company”).

WITNESSETH

WHEREAS, the Company desires to have a certain product(s) modified and fabricated by B.P. Corp;

WHEREAS, B.P. Corp. is willing to fabricate such products for the Company;

THEREFORE, in exchange for good and valuable consideration and the mutual covenants set forth below, the parties agrees as follows:

(a) B.P. Corp. recognizes and agrees that all information concerning the design of the products delivered to B.P. Corp. for further development shall remain confidential.

(b) B.P. Corp. agrees to provide technical assistance regarding the fabrication and design of the products delivered from the Company.

(c) Payment: The Company shall pay B.P. Corp. $55.00 per hour plus cost of supplies, for all work related to the fabrication of the products delivered by the Company.

(d) Deposit: The Company shall pay an initial $10,000.00 retainer to B.P. Corp., to be billed at the $55.00 per hour plus cost of supplies.

(d) Dispute Resolution:  The parties agree that any dispute that may arise shall be resolved by arbitration by a neutral arbitrator at a location selected by the parties.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

B.P. Corporation

By:

/s/   Lee Seymore

Lee Seymore

SA RECOVERY CORP.

By:

/s/   James Ditanna

James Ditanna